As filed with the Securities and Exchange Commission on October 1, 2012
Registration No. 333- [          ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
__________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                SOUND FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	45-5188530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2005 5th Avenue, Second Floor, Seattle Washington	98121
(Address of principal executive offices)	(Zip Code)

SOUND FINANCIAL, INC.
2008 EQUITY INCENTIVE PLAN
(Full title of the plan)

Michael S. Sadow, P.C.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
3299 K Street, NW, Suite 100
Washington, D.C. 20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
Accelerated filer [ ]	(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	125,051 shares(2)	$ 8.94(5)	$1,117,956	$ 152.49
Common Stock, par value $.01 per share	1,235 shares(3)	10.14(6)	12,523	1.70
Common Stock, par value $.01 per share	24,747 shares(4)	10.14(6)	250,935	34.23
Total			$1,381,414	$ 188.42

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares that may be necessary to adjust the number of shares to be offered or sold pursuant to the Sound Financial, Inc. 2008 Equity Incentive Plan (“Equity Incentive Plan”) as a result of stock splits, stock dividends or similar adjustments.

(2)	Represents the number of shares of common stock currently reserved for issuance for options granted pursuant to the Equity Incentive Plan.
(3)	Represents the number of shares of common stock reserved for issuance for future option grants under the Equity Incentive Plan.
(4)
Represents the number of shares of common stock granted as restricted stock awards pursuant the Equity Incentive Plan that are still subject to restriction.  There are no shares of common stock reserved for issuance for future restricted stock awards under the Equity Incentive Plan.

(5)	Estimated pursuant to Rule 457(h)(1). Reflects weighted average exercise price of outstanding options.
(6)	Estimated pursuant to Rule 457(c).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended and 17 C.F.R. §230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Sound Financial, Inc. 2008 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such document(s) are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act (“Prospectus”).

Item 2.  Registrant Information and Employee Plan Annual Information

Sound Financial Bancorp, Inc. (the “Company” or “Registrant”) will furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Such documents are incorporated by reference in the Prospectus.  Requests should be directed to Matt Deines, Chief Financial Officer, Sound Financial Bancorp, Inc. 2005 5th Avenue, Second Floor, Seattle, Washington  98121, telephone number (206) 448-0884.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by the Company (or its predecessor, Sound Financial, Inc.) with the Commission are hereby incorporated by reference in this Registration Statement and the Prospectus, which has been or will be delivered to the participants receiving awards under the Plan:

1.	the Company’s prospectus filed with the Commission on July 9, 2012 pursuant to Rule 424(b) (File No. 333-180385);

2.	the Company’s Quarterly Report on Form 10-Q filed with the Commission for the six months ended June 30, 2012 (File No. 333-180385);

3.	the Company’s Current Reports on Form 8-K filed with the SEC on August 6, 2012 (File No. 333-180385), August 16, 2012 (File No. 333-180385) and August 23, 2012 (File No. 001-35633); and

4.
the description of the common stock, par value $.01 per share, of the Company contained in the Registration Statement on Form 8-A (File No. 001-35633) filed with the Commission on August 21, 2012, and all amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

A.  Indemnification.  The Company shall indemnify (1) its current and former directors and officers, whether serving the Company or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

B.  Procedure.  If a claim under Section A of this Article 12 is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Company has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Company.

C.  Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Company’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.  Insurance.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the MGCL.

E.  Miscellaneous.  The Company shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Company arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13.  Limitation of Liability.  An officer or director of the Company, as such, shall not be liable to the Company or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Company shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

See Exhibit Index following the signature page.

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information  required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Seattle, State of Washington, on September 27, 2012.

SOUND FINANCIAL BANCORP, INC.

By:	/s/ Laura Lee Stewart
Laura Lee Stewart
President and Chief Executive Officer
(Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laura Lee Stewart and Matthew P. Deines his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Tyler K. Myers	/s/ Laura Lee Stewart
Tyler K. Myers, Chairman	Laura Lee Stewart, President and CEO
(Principal Executive Officer)

Date: September 27, 2012	Date: September 27, 2012

/s/ David S. Haddad, Jr.	/s/ Robert F. Carney
David S. Haddad, Jr., Director	Robert F. Carney, Director

Date: September 27, 2012	Date: September 27, 2012

/s/ Debra Jones	/s/ Milton L. McMullen
Debra Jones, Director	Milton L. McMullen, Director

Date: September 27, 2012	Date: September 27, 2012

/s/ Rogelio Riojas	/s/ James E. Sweeney
Rogelio Riojas, Director	James E. Sweeney, Director

Date: September 27, 2012	Date: September 27, 2012

/s/ Matthew P. Deines
Matthew P. Deines, Executive Vice President and
Chief Financial Officer (Principal Financial and
Accounting Officer)

Date: September 27, 2012

EXHIBIT INDEX

Exhibit Number	Document

4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-180385), filed with the SEC on March 27, 2012)

5	Opinion of Silver, Freedman & Taff, L.L.P. as to the validity of the securities being registered

23	Consent of Moss Adams LLP

24	Powers of Attorney (contained on signature page hereto)

99.1	Sound Financial, Inc. 2008 Equity Incentive Plan (incorporated by reference to Appendix A to the Sound Financial, Inc.’s proxy statement filed with the SEC on October 10, 2008 (SEC File No.000-52889))

99.2
Forms of Incentive Stock Option Agreement, Non-Qualified Stock Option Agreement and Restricted Stock Agreements under the Sound Financial, Inc. 2008 Equity Incentive Plan (incorporated herein by reference to the Current Report on Form 8-K filed with the SEC on January 29, 2009 (File No. 000-52889))